EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

ICO Global Communications (Holdings) Limited, a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify:

1. The original Certificate of Incorporation of New ICO Global Communications (Holdings) Limited was filed with the Secretary of State of the State of Delaware on March 17, 2000.

2. The Restated Certificate of Incorporation changing the name of the corporation to ICO Global Communications (Holdings) Limited was filed with the Secretary of State of the State of Delaware on November 28, 2001.

3. The following amendment to the Restated Certificate of Incorporation was duly adopted by the stockholders of the corporation pursuant to the applicable provisions of Sections 228 and 242 of the DGCL.

4. The Restated Certificate of Incorporation is hereby amended by striking out Article 1 thereof in its entirety and by substituting in lieu of said Article 1 the following new Article 1:

ARTICLE 1 - NAME

The name of the corporation shall be: Pendrell Corporation.

5. The effective time of this Certificate of Amendment shall be July 21, 2011 at 12:01 a.m. Eastern Daylight Time.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment and affirms, under the penalties of perjury, that the statements herein are true and that this instrument is the act and deed of ICO Global Communications (Holdings) Limited as of July 19, 2011.

ICO GLOBAL COMMUNICATIONS (HOLDINGS) LIMITED

By:	/s/ Benjamin G. Wolff
Benjamin G. Wolff, Chief Executive Officer